EXHIBIT (l)

November 5, 2009

Build America Bond Portfolio Two International Place Boston, MA 02110 Ladies and Gentlemen:

     With respect to our purchase from you, at the purchase price of $105,000, of an interest (an “Initial Interest”) in Build America Bond Portfolio (the “Portfolio”), we hereby advise you that we are purchasing such Initial Interest for investment purposes and do not intend to withdraw the Initial Interest within the next 24 months.

Very truly yours, EATON VANCE MANAGEMENT By: /s/ Robert J. Whelan Robert J. Whelan Treasurer